Exhibit 99.1

ETHAN ALLEN ANNOUNCES NEW $150 MILLON CREDIT FACILITY

DANBURY, CT - October 21, 2014 – Ethan Allen Interiors Inc. (NYSE: ETH) today announced that it has amended and restated its revolving credit facility. The new credit facility provides up to $150 million in borrowing availability made up of a $100 million revolving credit line and $50 million in term loan availability. The new facility matures October 21, 2019 and replaces an existing $50 million revolving credit facility. The Company intends to use the proceeds of the new credit facility for working capital and general corporate purposes and to refinance our Senior Notes, which are due October 1, 2015.

"We are pleased to announce the completion of the new credit facility with substantial reductions in borrowing costs and increased borrowing availability," commented Farooq Kathwari, Ethan Allen’s Chairman and CEO. "We are also pleased to partner with such strong and supportive banks in this process."

The new revolving credit facility is provided by a syndicate of two banks and was arranged by J.P. Morgan Securities LLC and Capital One, National Association as Joint Lead Arrangers.

Details of the new credit facility are available in a current report on Form 8-K filed by the company today with the Securities and Exchange Commission.

About Ethan Allen

Ethan Allen Interiors Inc. (NYSE: ETH) is a leading interior design company and manufacturer and retailer of quality home furnishings. The company offers complimentary interior design service to its clients and sells a full range of furniture products and decorative accessories through ethanallen.com and a network of approximately 300 Design Centers in the United States and abroad. Ethan Allen owns and operates eight manufacturing facilities including five manufacturing plants and one sawmill in the United States plus one plant in each of Mexico and Honduras. Approximately seventy percent of its products are made in its North American plants. For more information on Ethan Allen's products and services, visit ethanallen.com.

This press release and related discussions contain forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect management’s current expectations concerning future events and results of the Company, and are subject to various assumptions, risks and uncertainties including specifically, and without limitation, those set forth in Part I, Item

1A “Risk Factors” of the 2014 Form 10-K. Accordingly, actual future events or results could differ materially from those contemplated by the forward-looking statements. The Company assumes no obligation to update or provide revision to any forward-looking statement at any time for any reason.